Exhibit 10.32

2600 Campus Drive
San Mateo, California 94403
Tel +1-650-356-4000
Fax +1-650-356-4001
www.bluemartini.com

August 27, 2004

Gene Davis

1701 Black Mountain Road

Hillsborough, California 94010

Dear Gene:

Blue Martini Software, Inc. (“BMS”) is pleased to offer you the position of Vice President, Product Development on the following terms:

You will be responsible for global product development of BMS products as well as such other duties and obligations as may be designated by the Company that are reasonably consistent with your job title. You will report directly to me and will work at our corporate headquarters in San Mateo, California, with visits to customer sites and other travel as required.

Your annual base salary will be $200,000, less payroll deductions and all required withholdings. You will be paid on the 15th and last day of each month and will be eligible for participation in a wide array of BMS benefit programs. Details about these benefit programs will be reviewed during your New Hire Orientation.

Other details regarding our offer are:

•	You will be eligible to participate in the Blue Martini Software Executive Incentive Plan, awarded annually. This incentive plan provides for an additional target incentive of up to 40% of your annual base salary, based on your individual performance against objectives approved by your manager within 30 days from your start date. This incentive plan is funded by company financial performance and is contingent upon successful achievement of these corporate financial objectives. Please note, at the discretion of management, the bonus plan may be terminated or modified at any time.

•	We will recommend to the Board of Directors that you be granted a non-qualified stock option to purchase 75,000 shares of the company’s Common Stock with an exercise price determined by the Board of Directors at its next regular meeting after your start date. Terms relative to the stock program will be as set forth in the stock agreement provided to you after the options are granted.

•	We will recommend to the Board of Directors that you receive a supplemental performance grant of an option to purchase 25,000 shares of the company’s common stock, vesting on the fifth anniversary of your start date. The vesting of this grant may be accelerated based on achievement of specific written objectives established by me within 90 days of your start date.

•	If your employment with Blue Martini is terminated without cause, you will be eligible to receive a severance payment (contingent upon signing the Company’s standard form of release) equal to three months of your base salary at the time of termination. If your employment is terminated without cause in connection with a Change in Control, you will be eligible to receive a severance payment (contingent upon signing the Company’s standard form of release) equal to six months of your base salary at the time of termination If, at any time, you resign without good reason or are terminated for cause, you will not be entitled to receive severance.

•	“Cause” means the occurrence of one or one or more of the following: (i) conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against Blue Martini; (ii) gross misconduct or gross negligence in the performance of your responsibilities which, based upon good faith and reasonable factual investigation, demonstrates unfitness to serve; (iii) violation or breach of any Blue Martini policy or any statutory, fiduciary, or contractual duty of yours to Blue Martini; or (iv) gross nonperformance and dereliction of duty (for example, failure to know the details of projects under your management, or failure to manage your staff).

•	“Change in Control” means a merger or acquisition involving the Company in which the Company’s pre-transaction stockholders own less than 50% of the post-transaction entity after the transaction.

As a BMS employee, you will be expected to abide by BMS rules and regulations, and sign and comply with the attached Employee Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of our proprietary information or the proprietary information of others. Furthermore, in accepting our offer, you acknowledge that you are not under any agreement that would prevent you from fulfilling the duties and responsibilities set forth in employment with BMS.

Core business hours are from 8:00am to 5:00pm, Monday through Friday. Your specific working hours will be approved by me as your manager. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with BMS at any time and for any reason or no reason simply by notifying the company. Likewise, BMS may terminate your employment at any time and for any reason or no reason, with or without cause or advance notice. This “at-will” employment relationship cannot be changed except in writing signed by an authorized BMS officer. If you leave BMS and owe any money, you authorize BMS to make the applicable deductions from any amounts BMS owes you. Participation in any of our stock, compensation, benefit, and immigration programs is not to be regarded as a guarantee of continued employment for any particular period of time. In addition, BMS may change your position, duties, work location, compensation, and benefits from time to time, as it deems necessary.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please note that because of regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we will require that you present documentation demonstrating that you have authorization to work in the United States on your first day at BMS. If you have any questions about this requirement, which applies to United States citizens and non-United States citizens alike, please contact Jennifer Dumalag, Manager, Benefits & Human Resources Operations at (650) 356-7664.

On your first day at BMS, you are required to attend New Hire Orientation conducted by Human Resources. This meeting is held at 9:30 am at our corporate headquarters located at 2600 Campus Drive, San Mateo, California 94403. If you will be off-site on your first day, please contact Jennifer Dumalag, at (650) 356-7664 before your first day to arrange for conference call participation in the meeting.

This letter, together with other agreements referenced in this letter, forms the complete and exclusive statement of your employment agreement with BMS. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

As acceptance of the employment terms described above, please sign and date this letter and return the originals of all documents in this package to HR Operations, at 2600 Campus Drive, Suite 100, San Mateo, California, 94403 by Monday, August 30, 2004. Please retain a copy of this offer letter for your records. If you accept our offer, your start date will be Monday, September 13, 2004.

We look forward to your favorable reply and to a productive and enjoyable working relationship with you.

Very truly yours,

/s/ MONTE ZWEBEN
Monte Zweben
Chief Executive Officer

Enclosures

I accept the employment terms stated in this letter, and expect to commence employment on September 13, 2004.

/s/ EUGENE DAVIS
Candidate’s Signature
Date: August 31, 2004